Exhibit 23.5

Board of Directors
TAL Education Group
17/F, Hesheng Building
32 Zhongguancun Avenue, Haidian District
Beijing, 100080, People’s Republic of China
Subject: WRITTEN CONSENT OF AMERICAN APPRAISAL CHINA LIMITED
We hereby consent to the references to our name and our final appraisal reports addressed to the board of directors of TAL Education Group (the “Company”), and to references to our valuation methodologies, assumptions and conclusions associated with such reports, in the Registration Statement on Form F-1 of the Company and any amendments and supplements thereto (the “Registration Statement”) submitted, to be submitted, filed or to be filed with the U.S. Securities and Exchange Commission. We further consent to the filing of this letter as an exhibit to the Registration Statement.
In reaching our value conclusions, we relied on the accuracy and completeness of the financial statements and other data provided by the Company and its representatives. We did not audit or independently verify such financial statements or other data and take no responsibility for the accuracy of such information. The Company determined the fair values and our valuation reports were used to assist the Company in reaching its determinations.
In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder (the “Securities Laws and Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Laws and Regulations .

Yours faithfully,

/s/ AMERICAN APPRAISAL CHINA LIMITED